Exhibit 99.1

DuPont Fabros Technology, Inc.
1212 New York Avenue, NW
Suite 900
Washington, DC 20005
www.dft.com
NEWS
FOR IMMEDIATE RELEASE

DUPONT FABROS TECHNOLOGY INC.
NAMES CHRISTOPHER P. ELDREDGE PRESIDENT AND CHIEF EXECUTIVE OFFICER

Former NTT America Inc. Executive Vice President of Data Center Services to Lead DFT;
Hossein Fateh to Become Vice Chairman, Board of Directors

WASHINGTON, D.C. - Feb. 4, 2015 - DuPont Fabros Technology Inc. (NYSE: DFT) today announced the completion of its succession planning with the appointment of Christopher P. Eldredge as President and Chief Executive Officer. Effective Feb. 17, Eldredge will succeed Hossein Fateh, who co-founded DFT and its predecessor companies with Lammot J. du Pont. Fateh will continue to serve DFT as Vice Chairman of its board of directors.
Eldredge joins DFT from NTT America Inc. where he served as Executive Vice President since 2013. NTT America is a subsidiary of Nippon Telephone and Telegraph Corporation. Eldredge led the data center services and global solutions business unit, which is comprised of 10 data centers in North America. In this role, he was responsible for the network services business, full profit and loss accountability, business development, marketing, new product development, and product and service delivery.
Prior to NTT America, Eldredge was President and General Manager, Ethernet Exchange and Product Management at The Telx Group Inc. Previously he held executive leadership roles at Broadview Networks and Frontier Communications (formerly Citizens Communications). His early career was with Cablevision Lightpath.
“We have undertaken an extensive and thorough process to find the ideal new President and CEO for our shareholders, customers, partners and employees,” said Fateh. “Chris’ diverse experience in data centers and technology, track record of results, and dedication to excellence qualify him to immediately assume leadership of DFT and usher in our next phase of growth. I am confident Chris will be a strong leader for our first-rate employee team and world-class data center portfolio. In my role as Vice Chairman, co-founder and shareholder, I remain committed to DFT and available to Chris for insight and support.”
Eldredge earned a Master of Business Administration from Dowling College in 2003; a Master of Arts in communication arts from New York Institute of Technology in 2001; and a Bachelor of Business Administration in marketing from Hofstra University in 1995 where he earned a full athletic scholarship.
“It’s an honor to take the helm of a company built on such a solid foundation,” said Eldredge. “I look forward to collaborating with the board, executive team and employees to build on DFT’s momentum. Together, we will craft the vision and strategy to drive DuPont Fabros Technology’s future performance and success.”

About DuPont Fabros Technology Inc.
DuPont Fabros Technology Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenant wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission-critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services. The Company’s 11 data centers are located in four major U.S. markets, which total 2.75 million gross square feet and 240 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology is a real estate investment trust (REIT) headquartered in Washington, DC. For more information, please visit www.dft.com

For Additional Information:

Investor Relations Jeffrey H. Foster Chief Financial Officer +1 (202) 478-2333	Christopher Warnke Manager,Investor Relations +1 (202) 478-2330

Media Relations Jennifer Edgerly, SpeakerBox Senior Director, Media Relations +1 (703) 287-7809	Mark Freeman Senior Director, Marketing +1 (202) 728-0044, ext. 123

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